SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 7, 2007

Morgan Stanley
(Exact Name of Registrant as Specified in Charter)

Delaware	1-11758	36-3145972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1585 Broadway, New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 761-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 7, 2007, Morgan Stanley (the “Company”) issued a press release announcing significant declines since August 31, 2007 in the fair value of its U.S. subprime related exposures as a result of the continued deterioration in the market and other market developments.  As of August 31, 2007, the Company had $12.3 billion in U.S. subprime related balance sheet exposures representing $10.4 billion in net exposures. Net exposure as of October 31, 2007 was $6.0 billion.  Net exposures are defined as potential loss to the Company in a 100 percent loss default scenario, with zero recovery.  As a result of the decline in the fair value of these exposures, the Company has determined that the reduction in revenues for the two months ended October 31, 2007 attributable to the decline was $3.7 billion (representing a decline of approximately $2.5 billion in net income on an after-tax basis).  The impact on the Company’s fourth quarter financial results from changes in the fair value of these exposures will depend on future market developments and could differ materially from the amounts noted.  It is expected that market conditions will continue to evolve, and that the fair value of these exposures will frequently change and could further deteriorate.

A copy of the press release is being filed as Exhibit 99 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number

	99	Press release of the Company dated November 7, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGAN STANLEY (Registrant)

Date:	November 7, 2007	By:	/s/ Paul C. Wirth
			Name:	Paul C. Wirth
			Title:	Controller and Principal Accounting Officer